Exhibit 99.1

Financial Report January – March 2018

Record sales and gross profit, again

(Stockholm, Sweden, April 27, 2018) – For the three-month period ended March 31, 2018, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported record sales of $2,813 million, an increase of 7.8% compared to the first quarter 2017, and record gross profit of $579 million. Quarterly organic sales* grew by 0.1%. The operating margin was 8.0% and the adjusted operating margin* was 8.8% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for quarterly organic sales growth to be “less than 1%” and an adjusted operating margin to be “around 9%”.

For full year 2018, we repeat the segment indications from our fourth quarter 2017 report. For the Passive Safety segment, the indication for organic sales growth is more than 10% for the full year 2018, with indication that the underlying segment profitability will increase compared to full year 2017. For the Electronics segment, the indication is for organic sales growth to be around negative 3% for the full year, with the indication that the underlying segment profitability will decrease compared to full year 2017. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q1 2018	Q1 2017	Change
Net sales	$2,812.8	$2,608.1	7.8%
Operating income	$225.4	$217.6	3.6%
Operating margin	8.0%	8.3%	(0.3)pp
Adjusted operating margin1)	8.8%	8.4%	0.4pp
Earnings per share, diluted2, 3)	$1.45	$1.62	(10.5)%
Adjusted earnings per share, diluted1, 2, 3)	$1.66	$1.65	0.6%
Operating cash flow	$15.6	$149.2	(89.5)%

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Jan Carlson, Chairman, President & CEO

“The first quarter 2018 was a solid quarter with record sales and record gross profit. Adjusted operating margin* was in line with guidance and I am pleased that it improved year-over-year for the second consecutive quarter. Operating cash flow is seasonally lower in the 1st quarter but the quarter was also effected by unfavorable timing effects. On a full year basis, excluding separation effects, we expect operating cash flow to be on the same level as last year.

Our planned spin-off of the Electronics segment is on track with trading in Veoneer stock expected to begin early in the third quarter of 2018. The leadership positions were announced on March 22, the internal operational separation of the two organizations was achieved on April 1, and Veoneer publicly filed its Form-10 registration statement with the SEC on April 26. We also announced Investor Days to be held in Stockholm and New York in late May and early June, respectively.

As we execute on our plans for the spin-off, we remain focused on our business development. We have good momentum in Active Safety, with both stronger than expected core Active Safety sales growth and a milestone ADAS order from Geely, which includes Zenuity software. Recent events in the ADAS and AD environment are a reminder of the importance of system validations and to always focus on having safety first in mind.

The product launches in Passive Safety are generally on track and its order intake continued to be on a high level in the quarter. This and our expectation of double digit sales growth in 2018 for Passive Safety supports the journey towards the 2020 targets.

With quality as our first priority, as always, we continue to execute on our spin-off plan while staying focused on saving more lives and creating value for our stakeholders.”

An earnings conference call will be held at 2:00 p.m. (CET) today, April 27. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 Report – 2018	1st Quarter

Outlook

The planned spin-off of the Electronics business with trading in Veoneer stock expected to begin early in the third quarter of 2018, leads to changes in guidance and indication principles. After completion of the spin-off, both Veoneer and Autoliv will communicate their respective updated guidance and indication principles. For now, we repeat the full year indications by segments from our fourth quarter 2017 report, but do not provide any guidance for the second quarter nor any indication on Autoliv group level for the full year.

For the Passive Safety segment, mainly based on our customer call-offs and light vehicle production outlook according to IHS, the indication for organic sales growth for the full year is more than 10%. Currency translations are expected to have a combined positive effect of around 4%, resulting in a consolidated sales increase of around 14%. The indication for the underlying profitability for the segment is an increase compared to full year 2017.

For the Electronics segment (within Autoliv), the indication is for organic sales growth for the full year to be around negative 3% as growth in Active Safety is more than offset by declines in Restraint Control Systems (RCS) and Brake Systems. Currency translations are expected to have a positive effect of around 3%, resulting in a virtually unchanged consolidated sales. The indication for the underlying profitability for the segment is a decrease compared to full year 2017.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments, antitrust matters and separation of our business segments, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Spin-off update

On December 12, 2017, Autoliv announced that its Board of Directors had concluded its strategic review and decided to prepare for a spin-off of its Electronics business segment, creating a new, independent publicly traded company. Through the spin-off, additional value for shareholders and other stakeholders will be created by the ability to better address two distinct, growing markets with leading product offerings. The spin-off is expected to occur in time for trading in Veoneer to begin early in the third quarter of 2018.

The spin-off will be effected by a payment of a dividend of the common stock of Veoneer on a pro rata basis to the stockholders of Autoliv. The intent is for the spin-off to be tax free to Autoliv and to stockholders in the U.S. and Sweden.

On March 22, 2018, Autoliv announced the leaders for Veoneer and Autoliv following the completion of the spin-off. Jan Carlson will be the Chief Executive Officer of Veoneer following the completion of the spin-off. Mr. Carlson assumed this role within the Veoneer business segment on April 1, 2018 while continuing to serve in his role of Chairman, President and CEO of Autoliv until the spin-off. After completion of the spin-off, Mikael Bratt will assume the role of Chief Executive Officer of Autoliv, which will consist of Autoliv’s Passive Safety business segment. Mats Backman will continue in his role as

Chief Financial Officer of Autoliv while Mathias Hermanson will be Chief Financial Officer of Veoneer. Johan Löfvenholm will be Chief Operating Officer of Veoneer, following the completion of the spin-off.

Thomas Jönsson will be Head of Communications & Investor Relations for Veoneer and Ray Pekar will be Vice President Investor Relations while Anders Trapp will continue as Head of Investor Relations for Autoliv.

The spin-off is progressing according to plan and on April 26 Veoneer publicly filed a registration on Form 10 with the SEC in the US, containing business descriptions and historical financial data for Veoneer. In connection with the spin-off of Veoneer, the initial capitalization of Veoneer is expected to be provided through a capital injection from Autoliv and will provide up to $1.2 billion of cash liquidity (including existing cash). Autoliv intends to raise the majority of the needed capital through debt financing, while the remaining amount of the capital injection will be through cash on hand. Further information can be found at autoliv.com.

On April 27, S&P Global affirmed its A- rating on Autoliv’s long term debt, changing the outlook from stable to negative.

Q1 Report – 2018	1st Quarter

First Quarter Financial Highlights

Consolidated net sales increased by 7.8% compared to the same quarter of 2017 with an organic growth* of 0.1%, and positive currency translation of 7.7%. The main organic growth drivers were India, Thailand, South America and Japan, which was almost offset by declines in North America and South Korea. Sales outperformed LVP (according to IHS) in South America and all regions in Asia except South Korea but underperformed marginally in Europe and North America. Adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, increased by 40bps to 8.8%, compared to the same quarter of 2017. This was mainly a result of improved operational performance and lower amortization of intangibles partly offset by higher costs to support growth as well as unfavorable currency effects. EPS, diluted, decreased by around 11% to $1.45, as compared to the same quarter of 2017, mainly due to our share of the equity method loss in Zenuity, costs for separation of our business segments and higher tax not fully offset by higher adjusted operating income* and positive currency translation effects. Operating cash flow of $16 million was $134 million lower than the same quarter of the prior year due to a negative impact from working capital mainly driven by unfavorable timing and geographical effects. Net debt* was $614 million, compared to $379 million a quarter ago. The leverage ratio* increased from 0.4 in the same quarter 2017 to 0.7 as a result of higher net debt.

Launches in the 1st Quarter

Ram Truck 1500 Driver airbag with steering wheel, passenger airbag and side airbag.	Acura RDX Passenger airbag, knee airbag, side airbag, inflatable curtain and seatbelt with pretensioner.	Peugeot 508 Night vision system, inflatable curtain, side airbag, seatbelt with pretensioner and pedestrian safety.

Mercedes Sprinter Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtain, seatbelt with pretensioner and mono vision system.	Nissan Terra Knee airbag, inflatable curtain, side airbag, seatbelt with pretensioner.	Hyundai Santa Fe Inflatable curtain, side airbag and restraint control system.

VW Touareg Night vision system, driver airbag with steering wheel, seatbelt and cable cutters.	Mercedes A-Class Radar, mono vision system, ADAS ECU, stereo vision system, pyro safety switch.	Great Wall Haval H4 Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtain, seatbelt with pretensioner and restraint control system.

Q1 Report – 2018	1st Quarter

Passive Safety

Sales

Change vs. same quarter last year
(Dollars in millions)	Q1 2018	Q1 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$1,443.1	$1,354.3	6.6%	7.6%	(1.0)%
Seatbelt2)	$797.6	$687.1	16.1%	9.7%	6.4%
Intersegment sales	$(2.8)	$(1.2)	-	-	-
Passive Safety sales	$2,237.9	$2,040.2	9.7%	8.3%	1.4%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 9.7% to $2,238 million. Excluding positive currency translation effects, the organic sales growth* was 1.4%, which can be compared to an LVP decline of 0.6% according to IHS.

Airbag sales declined organically* by 1%. The main negative contributors to the organic sales decline were side airbags in Europe and Americas, while the main positive impact on organic growth was steering wheels in China.

Seatbelt sales grew organically* in all regions, with the main growth drivers being Americas, Europe and India. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Key figures

Change vs. same quarter last year
(Dollars in millions)	Q1 2018	Q1 2017	Change	Organic change*
Passive Safety sales	$2,237.9	$2,040.2	9.7%	1.4%
Passive Safety operating income	$225.3	$204.9	10.0%
Passive Safety operating margin	10.1%	10.0%	0.1pp
Passive Safety headcount	65,554	63,262	3.6%

Compared to the same period last year, operating income increased by 10%, in line with the mainly currency related sales increase. The operating margin was positively impacted by higher sales and improved operational performance, while costs supporting the near term growth, unfavorable currency effects and increased raw material costs had a negative effect. 82% of the increase in headcount was within direct production.

In focus

The first quarter organic sales growth* of 1.4% was 2pp stronger than the LVP decline of 0.6% (all LVP are according to IHS), and was positively impacted by new product launches, in part offset by unfavorable model mix.

Our sales in Europe declined organically* by 1.6% in a virtually unchanged LVP market. In North America, our sales declined by 0.4% organically, compared to the LVP decline of 2.7%. This outperformance was driven by the new product launches, which on a Passive Safety group level added around 4pp to our organic sales growth. Our sales in China increased by 5% organically, despite LVP declining by 2.4%.

We expect the contribution to our organic growth in the second quarter 2018 to increase and for the full year of

2018, we expect around 7% contribution to our organic growth from these launches, supporting our indication for the full year 2018 of more than 10% organic sales growth.

Order intake in the first quarter continued to be at a high level. Despite the continued strong order intake, R,D&E expenses, net, in relation to sales was slightly lower than a year earlier.

We remain focused on managing the launches within the targeted cost and quality parameters, while preparing for a stand-alone future where we will focus even more on developing our business towards the 2020 targets and beyond.

Q1 Report – 2018	1st Quarter

Electronics

Sales

Change vs. same quarter last year
(Dollars in millions)	Q1 2018	Q1 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Restraint Control Systems2)	$245.5	$254.7	(3.6)%	6.3%	(9.9)%
Active Safety2)	$213.0	$191.5	11.2%	5.4%	5.8%
Brake Systems	$113.6	$120.5	(5.7)%	4.6%	(10.3)%
Intersegment sales	$21.5	$16.6	-	-	-
Electronics sales	$593.6	$583.3	1.8%	5.9%	(4.1)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Electronics segment sales increased by 1.8% to $594 million compared to the same quarter 2017. Excluding positive currency translation effects, organic sales declined* by 4.1% primarily driven by the phase out effect of certain models with Restraint Control Systems and Brake Systems, which more than offset the growth in Active Safety.

Restraint Control Systems sales (mainly airbag control modules and remote sensing units) declined organically* largely due to Hyundai/Kia in South Korea and China, GM and Nissan in North America and Mazda in Japan.

The organic sales increase* of close to 6% for Active Safety was positively impacted by almost 10% organic sales growth for core active safety products (radar and camera systems and ADAS ECUs), especially with models from Mercedes, Honda, FCA and PSA, partly offset by declines in positioning systems in North America as well as the ramp-down of the internally developed brake control system in China.

Brake Systems sales in the first quarter declined organically*, mainly to Honda in North America.

Key Figures

Change vs. same quarter last year
(Dollars in millions)	Q1 2018	Q1 2017	Change	Organic change*
Electronics sales	$593.6	$583.3	1.8%	(4.1)%
Electronics operating income	$30.2	$13.6	122.1%
Electronics operating margin	5.1%	2.3%	2.8pp
Electronics headcount	7,567	6,933	9.1%

The operating income increased by $17 million and the operating margin increased by 2.8pp. The increase was mainly due to lower amortization of intangibles, as the amortizations in the first quarter of 2017 included an impairment charge for a customer contract. Operating income in first quarter 2018 was positively impacted by the release of an earn-out liability. Headcount increased by 634, including an increase in R,D&E of 747.

In focus

We are pleased that we generated almost double-digit growth in our core active safety sales in the quarter. We had a strong development of sales of ADAS ECUs and radar products to Mercedes E-class, of radar products to Mercedes C-class and Honda Accord and Odyssey and of vision products to Mercedes S-class.

Furthermore, we are proud of the milestone ADAS system order from Geely we announced in March 2018. Autoliv together with our software joint venture Zenuity was selected to develop and produce the first advanced driver assistance system for Geely, which includes ADAS ECUs and software, radar systems as well as mono vision and stereo vision camera systems. We continued to have a strong order intake also in RCS in the quarter.

We continue to invest in our competitiveness in Active Safety by building a stronger position in the ADAS environment through deeper cooperation with our partners. Our focus is on winning new customers, developing the strong order book built in the past two years and preparing for a future as a stand-alone company.

Q1 Report – 2018	1st Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		Sales (MUSD)
Asia		$1,004.1	9.6%	7.1%	2.5%
Whereof:	China	$467.8	10.5%	8.4%	2.1%
	Japan	$284.4	8.7%	5.1%	3.6%
	Rest of Asia	$251.9	9.1%	7.2%	1.9%
Americas		$860.8	(0.3)%	1.5%	(1.8)%
Europe		$947.9	14.4%	14.8%	(0.4)%
Global		$2,812.8	7.8%	7.7%	0.1%
1) Effects from currency translations.

The organic sales growth* of 0.1% in the quarter was mainly impacted by the organic growth in India, Thailand, South America and Japan, which was almost offset by declines in North America and South Korea. The inflator replacement sales impacted organic growth positively by about 0.2pp. LVP declined by 0.6%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the domestic OEMs, primarily with Great Wall and Geely.

Organic sales growth* from Autoliv’s companies in Japan was primarily driven by Honda with favorable model transitions and additional Brake Systems sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Suzuki, and in Thailand, mainly to Japanese OEMs, specifically with side airbags to

Mitsubishi and seatbelts to Nissan. This was partly offset by organic sales decline in South Korea, mainly to Hyundai/Kia.

Sales from Autoliv’s companies in Americas declined organically* by 1.8%. North America declined by 2.9% organically (compared to an LVP decline of 2.7%, according to IHS), driven primarily by unfavorable platform shifts with GM and lower Brake Systems sales to Honda. Higher inflator replacement sales added about 0.7pp to organic growth. South America grew organically by 38.7%.

Sales from Autoliv’s companies in Europe declined organically* by 0.4%. This was mainly driven by JLR, PSA, Renault/Nissan/Mitsubishi and FCA. The decline was partly offset by Daimler, VW and Volvo.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q1 estimate, Apr 17, 2018	(2.4)%	(0.1)%	1.1%	(0.5)%	(0.1)%	(0.6)%
LVP, IHS Q1 estimate, Jan 16, 2018	(3.7)%	1.9%	0.8%	2.8%	2.0%	0.4%

Q1 Report – 2018	1st Quarter

Earnings

(Dollars in millions, except per share data)	Q1 2018	Q1 2017	Change
Net Sales	$2,812.8	$2,608.1	7.8%
Gross profit	$579.2	$542.5	6.8%
% of sales	20.6%	20.8%	(0.2)pp
S,G&A	$(126.8)	$(120.3)	5.4%
% of sales	(4.5)%	(4.6)%	0.1pp
R,D&E net	$(213.7)	$(192.7)	10.9%
% of sales	(7.6)%	(7.4)%	(0.2)pp
Amortization of intangibles	$(8.1)	$(21.8)	(62.8)%
% of sales	(0.3)%	(0.8)%	0.5pp
Other income (expense), net	$(5.2)	$9.9	(152.5)%
% of sales	(0.2)%	0.4%	(0.6)pp
Operating income	$225.4	$217.6	3.6%
% of sales	8.0%	8.3%	(0.3)pp
Adjusted operating income1)	$246.8	$220.3	12.0%
% of sales	8.8%	8.4%	0.4pp
Income before taxes	$196.9	$194.4	1.3%
Tax rate	37.8%	26.9%	10.9pp
Net income	$122.4	$142.1	(13.9)%
Net income attributable to controlling interest	$126.7	$143.9	(12.0)%
Earnings per share, diluted2, 3)	$1.45	$1.62	(10.5)%
Adjusted earnings per share, diluted1, 2, 3)	$1.66	$1.65	0.6%

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first quarter of 2018 was $37 million higher than in the same quarter of 2017. The gross margin decreased by 0.2pp to 20.6% compared to the same quarter in 2017, mainly as a result of unfavorable currency effects, costs supporting the near-term growth and negative impact from raw material prices, which more than offset an improved operational performance.

Selling, General and Administrative (S,G&A) expenses increased by $7 million compared to the same quarter of the previous year, but remained virtually unchanged in relation to sales.

Compared to the same quarter of the previous year, Research, Development & Engineering (R,D&E) expenses, net, increased by $21 million, or by 11%, amounting to 7.6% of sales compared to 7.4% of sales in the first quarter of 2017 as we continue to invest in technology, competence and capacity.

Amortization of intangibles decreased by $14 million compared to the same quarter of the prior year as the amortizations in the first quarter of 2017 included an impairment charge for a customer contract.

Other income (expense), net declined by $15 million compared to the same quarter of the previous year, primarily due to costs related to separation of our business segments.

Operating income increased by $8 million to $225 million, or 8.0% of sales, compared to 8.3% of sales in the same quarter of 2017. Adjusted operating margin*, excluding costs for capacity alignment, antitrust related matters and separation of our business segments, was 8.8% of sales for the first quarter of 2018 compared to 8.4% of sales for the same period in 2017. The higher adjusted operating margin was mainly a result of improved operational performance and lower amortization of intangibles partly offset by higher costs to support growth as well as unfavorable currency effects.

Income before taxes increased by $3 million compared to the same quarter of the previous year, as the higher operating income, lower interest expense and lower non-operating items, net, were almost offset by our share of the equity method loss in Zenuity of about $14 million (for more details, see Consolidated Statements of Net Income on page 12). Net income attributable to controlling interest was about $127 million, a decrease of $17 million as compared to the first quarter of 2017.

The effective tax rate, including discrete tax items was 37.8% compared to 26.9% in the same quarter of 2017. The tax rate in the first quarter of 2018, excluding discrete tax items was 34.0%, compared to 27.2% in the same quarter in 2017. Compared to the first quarter of 2017, the tax rate in the first quarter of 2018 was negatively impacted by the non-deductible portion of the pre-spin-off advisor costs, two new international provisions provided in the new U.S. tax law (i.e., GILTI and BEAT) and losses with no tax benefit.

Earnings per share (EPS) assuming dilution decreased by around 11% to $1.45 compared to $1.62 for the same period one year ago. The main negative items affecting EPS were 20 cents from higher tax rate, 16 cents from our share of the equity method loss in Zenuity and 12 cents from costs relating to the separation of our business segments and capacity alignments partly offset by 11 cents from currency translation effects, 9 cents from higher adjusted operating income and 5 cents from other non-operating items. The adjusted EPS* assuming dilution was $1.66 compared to $1.65 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.3 million compared to 88.5 million in the first quarter of 2017.

Q1 Report – 2018	1st Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $16 million compared to $149 million in the same quarter of 2017. The decrease was primarily related to unfavorable timing and geographical effects in operating working capital.

Cash flow before financing* decreased to negative $197 million compared to $28 million in the same quarter of 2017. Capital expenditures, net, of $139 million were $30 million more than depreciation and amortization expense during the quarter and $18 million more than capital expenditures, net during the first quarter of 2017. Acquisitions of businesses and other, net, amounted to around $73 million mainly due to our contribution of SEK 600 million ($71 million) into our joint venture Zenuity, supporting its future development.

Working capital decreased to 14% of sales compared to 16% on March 31, 2017 while operating working capital* as a percentage of sales was 8.3%, up from 6.5% on March 31, 2017. The increase was mainly due to currencies, inventory build-up for product launches as well as unfavorable timing and geographical effects. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 78 days outstanding, compared to 72 days outstanding on December 31, 2017 and 75 days on March 31, 2017.

Days inventory outstanding was 31 days, compared to 32 days on December 31, 2017, and 30 days on March 31, 2017.

The Company’s net debt position* increased by $235 million during the quarter to $614 million at March 31, 2018, mainly due to the $139 million in capital expenditures, net, $73 million in acquisitions of businesses and other, net and $52 million in dividends paid not being offset by cash flow from operations of $16 million. Gross interest-bearing debt increased by $68 million to $1,409 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1 within a range of 0.5 to 1.5. As of March 31, 2018, the Company had a leverage ratio of 0.7.

During the quarter, total equity increased by $173 million to $4,342 million, mainly due to $122 million net income and positive currency translation of $91 million. This was partly offset by $54 million in dividends. Total parent shareholders’ equity was $4,206 million corresponding to $48.29 per share.

Headcount

	March 31, 2018	December 31, 2017	March 31, 2017
Headcount	73,568	72,034	70,580
Whereof: Direct workers in manufacturing	67%	67%	67%
Best Cost Countries	75%	75%	75%
Temporary personnel	13%	13%	13%

Compared to December 31, 2017, total headcount (permanent employees and temporary personnel) increased by 1,534, with 86% of the increase in direct production. Compared to a year ago, headcount increased by 2,988, with 61% of the increase in direct production and 34% of the increase in R,D&E.

Q1 Report – 2018	1st Quarter

Other Items

•

On February 26, 2018, Autoliv announced that it was honored with the prestigious Global Contribution Award, Toyota’s highest award for suppliers. The award is given in recognition of companies that have outstanding performance in the past year in terms of superior quality, delivery, technology, innovation and cost improvement performance.

•	On March 2, 2018, Autoliv announced that it has added two new independent directors to its Board of Directors: Mr. Hasse Johansson and

Mr. Thaddeus “Ted” Senko. Mr. Johansson currently serves on the boards of Swedish public companies Electrolux AB and DevPort AB. Between 2001 and 2009, Mr. Johansson served as the Executive Vice President of Research and Development at Scania, a major manufacturer of commercial vehicles. Mr. Senko has an extensive career at KPMG LLP, providing enterprise risk management, compliance and audit services to various public companies.

Dividends

On February 14, 2018, the Company declared a quarterly dividend to shareholders of 62 cents per share for the second quarter 2018, an increase by 2 cents per share from the previous level, with the following payment schedule:

Ex-date (common stock)	May 22, 2018
Ex-date (SDRs)	May 22, 2018
Record Date	May 23, 2018
Payment Date	June 7, 2018

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter of 2018 on Friday, July 27, 2018.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Inquiries: Media

Thomas Jönsson

Group Vice President Corporate Communications

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 27, 2018.

Footnotes

* Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 Report – 2018	1st Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements related to the estimated project costs and tax costs associated with the separation and spin-off, the completion and timing of the proposed spin-off, the future performance of the Passive Safety and Electronics businesses on a stand-alone basis if the spin-off is completed, the outlook for Passive Safety and Electronics as separate businesses if the spin-off is completed, the expected strategic, operational and competitive benefits of the proposed spin-off and the effect of the separation on Autoliv and its stakeholders, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q1 Report – 2018	1st Quarter

Key Ratios

	Quarter January - March		Last 12	Full Year
	2018	2017	Months	2017
Earnings per share, basic1)	$1.46	$1.63	$4.70	$4.88
Earnings per share, diluted1, 2)	$1.45	$1.62	$4.69	$4.87
Total parent shareholders’ equity per share	$48.29	$43.64	$48.29	$46.38
Cash dividend paid per share	$0.60	$0.58	$2.40	$2.38
Operating working capital, $ in millions3)	876	666	876	661
Capital employed, $ in millions4)	4,956	4,419	4,956	4,549
Net debt, $ in millions3)	614	312	614	379
Net debt to capitalization, %5)	12	7	12	8
Gross margin, %6)	20.6	20.8	20.6	20.7
Operating margin, %7)	8.0	8.3	5.8	5.8
Return on total equity, %8)	11.5	14.2	6.8	7.4
Return on capital employed, %9)	17.9	20.2	12.2	12.7
Average no. of shares in millions2)	87.3	88.5	87.5	87.7
No. of shares at period-end in millions10)	87.1	88.3	87.1	87.0
No. of employees at period-end11)	63,756	61,663	63,756	63,007
Headcount at period-end12)	73,568	70,580	73,568	72,034
Days receivables outstanding13)	78	75	78	74
Days inventory outstanding14)	31	30	31	33

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Net income relative to average total equity. 9) Operating income and income from equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q1 Report – 2018	1st Quarter

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Quarter January - March		Latest 12 months	Full Year
(Unaudited)	2018	2017		2017
Net sales
Airbag products1)	$1,443.1	$1,354.3	$5,431.1	$5,342.3
Seatbelt products1)	797.6	687.1	2,904.1	2,793.6
Restraint control and sensing systems1)	245.5	254.7	988.1	997.3
Active safety products1)	213.0	191.5	798.1	776.6
Brake systems	113.6	120.5	465.9	472.8
Total net sales	$2,812.8	$2,608.1	$10,587.3	$10,382.6

Cost of sales	(2,233.6)	(2,065.6)	(8,401.6)	(8,233.6)
Gross profit	$579.2	$542.5	$2,185.7	$2,149.0

Selling, general & administrative expenses	(126.8)	(120.3)	(496.2)	(489.7)
Research, development & engineering expenses, net	(213.7)	(192.7)	(761.9)	(740.9)
Goodwill impairment charges	-	-	(234.2)	(234.2)
Amortization of intangibles	(8.1)	(21.8)	(33.3)	(47.0)
Other income (expense), net	(5.2)	9.9	(47.0)	(31.9)
Operating income	$225.4	$217.6	$613.1	$605.3

Income (loss) from equity method investments	(12.7)	0.5	(42.2)	(29.0)
Interest income	1.7	2.0	7.1	7.4
Interest expense	(13.7)	(16.2)	(58.7)	(61.2)
Other non-operating items, net	(3.8)	(9.5)	(10.3)	(16.0)
Income before income taxes	$196.9	$194.4	$509.0	$506.5

Income taxes	(74.5)	(52.3)	(225.7)	(203.5)
Net income	$122.4	$142.1	$283.3	$303.0

Less; Net income (loss) attributable to non-controlling interest	(4.3)	(1.8)	(126.6)	(124.1)
Net income attributable to controlling interest	$126.7	$143.9	$409.9	$427.1

Earnings per share2, 3)	$1.45	$1.62	$4.69	$4.87

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q1 Report – 2018	1st Quarter

Consolidated Balance Sheets

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions, unaudited)	2018	2017	2017	2017	2017
Assets
Cash & cash equivalents	$793.9	$959.5	$958.3	$922.5	$1,235.2
Receivables, net	2,406.0	2,157.2	2,080.3	2,106.1	2,152.2
Inventories, net	865.0	859.1	831.7	798.5	758.6
Other current assets	277.0	228.9	252.1	220.4	183.0
Total current assets	$4,341.9	$4,204.7	$4,122.4	$4,047.5	$4,329.0

Property, plant & equipment, net	2,074.5	1,973.1	1,886.5	1,812.4	1,724.3
Investments and other non-current assets	608.4	518.5	501.8	506.7	388.3
Goodwill assets	1,691.5	1,688.8	1,904.9	1,901.1	1,895.4
Intangible assets, net	161.8	164.8	169.6	176.0	180.5
Total assets	$8,878.1	$8,549.9	$8,585.2	$8,443.7	$8,517.5

Liabilities and equity
Short-term debt	$84.0	$19.7	$182.4	$189.1	$225.2
Accounts payable	1,305.2	1,280.8	1,149.3	1,193.4	1,217.6
Other current liabilities	1,420.3	1,354.1	1,334.3	1,240.1	1,258.5
Total current liabilities	$2,809.5	$2,654.6	$2,666.0	$2,622.6	$2,701.3

Long-term debt	1,325.2	1,321.7	1,322.6	1,323.1	1,323.7
Pension liability	231.3	225.9	253.2	250.0	246.9
Other non-current liabilities	170.1	178.3	134.0	135.7	138.7
Total non-current liabilities	$1,726.6	$1,725.9	$1,709.8	$1,708.8	$1,709.3

Total parent shareholders’ equity	4,206.2	4,035.1	3,958.6	3,859.7	3,853.7
Non-controlling interest	135.8	134.3	250.8	252.6	253.2
Total equity	$4,342.0	$4,169.4	$4,209.4	$4,112.3	$4,106.9

Total liabilities and equity	$8,878.1	$8,549.9	$8,585.2	$8,443.7	$8,517.5

Q1 Report – 2018	1st Quarter

Consolidated Statements of Cash Flow

	Quarter January - March		Latest 12 months	Full Year
(Dollars in millions, unaudited)	2018	2017		2017
Net income	$122.4	$142.1	$283.3	$303.0
Depreciation and amortization	109.8	114.8	420.8	425.8
Goodwill impairment charges	-	-	234.2	234.2
Other, net	6.1	(25.9)	5.2	(26.8)
Changes in operating assets and liabilities	(222.7)	(81.8)	(141.2)	(0.3)
Net cash provided by operating activities	$15.6	$149.2	$802.3	$935.9

Capital expenditures, net	(139.3)	(121.4)	(587.5)	(569.6)
Acquisitions of businesses and other, net	(72.9)	-	(200.6)	(127.7)
Net cash used in investing activities	$(212.2)	$(121.4)	$(788.1)	$(697.3)

Net cash before financing1)	$(196.6)	$27.8	$14.2	$238.6

Net increase (decrease) in short-term debt	65.4	4.6	(147.8)	(208.6)
Dividends paid	(52.4)	(51.2)	(209.9)	(208.7)
Shares repurchased	-	-	(157.0)	(157.0)
Common stock options exercised	4.9	1.8	11.0	7.9
Dividend paid to non-controlling interests	-	-	0.2	0.2
Effect of exchange rate changes on cash	13.1	25.5	48.0	60.4
Increase (decrease) in cash and cash equivalents	$(165.6)	$8.5	$(441.3)	$(267.2)
Cash and cash equivalents at period-start	959.5	1,226.7	1,235.2	1,226.7
Cash and cash equivalents at period-end	$793.9	$1,235.2	$793.9	$959.5
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q1 Report – 2018	1st Quarter

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Change vs. same quarter last year
Quarter January - March 2018
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$88.8	102.2	$(13.4)
	%	6.6	7.6	(1.0)
Seatbelt Products2)		$$110.5	66.9	$43.6
	%	16.1	9.7	6.4
Restraint Control Systems	$	$(9.2)	15.9	$(25.1)
	%	(3.6)	6.3	(9.9)
Active Safety2)		$$21.5	10.4	$11.1
	%	11.2	5.4	5.8
Brake Systems	$	$(6.9)	5.4	$(12.3)
	%	(5.7)	4.6	(10.3)
Total		$$204.7	200.8	$3.9
	%	7.8	7.7	0.1
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by Region

Change vs. same quarter last year
Quarter January – March 2018
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
China		$$44.3	35.6	$8.7
	%	10.5	8.4	2.1
Japan		$$22.8	13.3	$9.5
	%	8.7	5.1	3.6
RoA		$$21.0	16.6	$4.4
	%	9.1	7.2	1.9
Americas	$	$(2.9)	12.3	$(15.2)
	%	(0.3)	1.5	(1.8)
Europe		$$119.5	123.0	$(3.5)
	%	14.4	14.8	(0.4)
Total		$$204.7	200.8	$3.9
	%	7.8	7.7	0.1
1) Effects from currency translations.

Q1 Report – 2018	1st Quarter

Sales by Segment

Change vs. same quarter last year
Quarter January - March 2018
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$197.7	168.9	$28.8
	%	9.7	8.3	1.4
Electronics		$$10.3	34.3	$(24.0)
	%	1.8	5.9	(4.1)
Other and eliminations	$	$(3.3)	(2.4)	$(0.9)
Total		$$204.7	200.8	$3.9
	%	7.8	7.7	0.1
1) Effects from currency translations.

Q1 Report – 2018	1st Quarter

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2018	2017	2017	2017	2017
Total current assets	$4,341.9	$4,204.7	$4,122.4	$4,047.5	$4,329.0
Total current liabilities	(2,809.5)	(2,654.6)	(2,666.0)	(2,622.6)	(2,701.3)
Working capital	$1,532.4	$1,550.1	$1,456.4	$1,424.9	$1,627.7
Cash and cash equivalents	(793.9)	(959.5)	(958.3)	(922.5)	(1,235.2)
Short-term debt	84.0	19.7	182.4	189.1	225.2
Derivative asset and liability, current	(0.9)	(1.1)	1.6	(2.5)	(4.5)
Dividends payable	53.9	52.2	52.1	52.6	53.0
Operating working capital	$875.5	$661.4	$734.2	$741.6	$666.2

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2018	2017	2017	2017	2017
Short-term debt	$84.0	$19.7	$182.4	$189.1	$225.2
Long-term debt	1,325.2	1,321.7	1,322.6	1,323.1	1,323.7
Total debt	$1,409.2	$1,341.4	$1,505.0	$1,512.2	$1,548.9
Cash and cash equivalents	(793.9)	(959.5)	(958.3)	(922.5)	(1,235.2)
Debt-related derivatives	(0.9)	(2.5)	(1.6)	(3.0)	(1.6)
Net debt	$614.4	$379.4	$545.1	$586.7	$312.1

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	March 31	December 31	March 31
(Dollars in millions)	2018	2017	2017
Net debt1)	$614.4	$379.4	$312.1
Pension liabilities	231.3	225.9	246.9
Debt per the Policy	$845.7	$605.3	$559.0

Net income2)	$283.3	$303.0	$570.2
Income taxes2)	225.7	203.5	237.7
Interest expense, net2, 3)	51.6	53.8	57.8
Depreciation and amortization of intangibles2, 4)	655.0	660.0	412.7
EBITDA per the Policy	$1,215.6	$1,220.3	$1,278.4

Leverage ratio	0.7	0.5	0.4

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q1 Report – 2018	1st Quarter

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January - March 2018			Quarter January - March 2017
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$225.4	$21.4	$246.8	$217.6	$2.7	$220.3
Operating margin, %	8.0	0.8	8.8	8.3	0.1	8.4
Income before taxes	$196.9	$21.4	$218.3	$194.4	$2.7	$197.1
Net income attributable to controlling interest	$126.7	$18.4	$145.1	$143.9	$2.1	$146.0
Capital employed	$4,956	$19	$4,975	$4,419	$2	$4,421
Return on capital employed, %2)	17.9	1.8	19.7	20.2	0.2	20.4
Return on total equity, %3)	11.5	1.7	13.2	14.2	0.2	14.4
Earnings per share, diluted[4], 5)	$1.45	$0.21	$1.66	$1.62	$0.03	$1.65
Total parent shareholders' equity per share	$48.29	$0.21	$48.50	$43.64	$0.03	$43.67

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments, relative to average capital employed. 3) Net income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Items included in Non-U.S. GAAP adjustments
	Q1, 2018		Q1, 2017
(Dollars in millions, except per share data)	Adjustment	Adjustment per share	Adjustment	Adjustment per share
Separation costs	$20.2	$0.23	$ -	$ -
Capacity alignment	1.2	0.01	2.6	0.03
Antitrust related matters	-	-	0.1	0.01
Total adjustments to operating income	$21.4	$0.24	$2.7	$0.04
Tax on non-U.S. GAAP adjustments1)	(3.0)	(0.03)	(0.6)	(0.01)
Total adjustments to net income	$18.4	$0.21	$2.1	$0.03

Weighted average number of shares outstanding - diluted		87.3		88.5

Return on capital employed[2], 3)	$85.6		$10.8
Adjustment return on capital employed, %	1.8%		0.2%

Return on total equity4, 5)	$73.6		$8.4
Adjustment return on total equity, %	1.7%		0.2%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q1 non-U.S. GAAP operating income adjustment. 3) Operating income and income from equity method investments, relative to average capital employed. 4) After adjustment for annualized Q1 non-U.S. GAAP Net income adjustment. 5) Net income relative to average total equity.

Q1 Report – 2018	1st Quarter

Segment Disclosure

Sales, including Intersegment Sales	Quarter January - March
(Dollars in millions)	2018	2017
Passive Safety	$2,237.9	$2,040.2
Electronics	593.6	583.3
Total segment sales	$2,831.5	$2,623.5
Corporate and other	4.0	1.4
Intersegment sales	(22.7)	(16.8)
Total net sales	$2,812.8	$2,608.1

Income before Income Taxes	Quarter January - March
(Dollars in millions)	2018	2017
Passive Safety	$225.3	$204.9
Electronics	30.2	13.6
Segment operating income	$255.5	$218.5
Corporate and other	(30.1)	(0.9)
Interest and other non-operating expenses, net	(15.8)	(23.7)
Income (expense) from equity method investments	(12.7)	0.5
Income before income taxes	$196.9	$194.4

Capital Expenditures	Quarter January - March
(Dollars in millions)	2018	2017
Passive Safety	$109.4	$101.1
Electronics	30.9	27.3
Corporate and other	0.7	1.1
Total capital expenditures	$141.0	$129.5

Depreciation and Amortization	Quarter January - March
(Dollars in millions)	2018	2017
Passive Safety	$82.6	$73.1
Electronics	26.3	38.8
Corporate and other	0.9	2.9
Total depreciation and amortization	$109.8	$114.8

Segment Assets	March 31	December 31
(Dollars in millions)	2018	2017
Passive Safety	$6,479.3	$6,114.2
Electronics	1,803.7	1,588.4
Segment assets	$8,283.0	$7,702.6
Corporate and other1)	595.1	847.3
Total assets	$8,878.1	$8,549.9
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q1 Report – 2018	1st Quarter

Multi-year Summary

(Dollars in millions, except per share data)	20171)	20161)	20151)	20141)	20131, 4)
Sales and Income
Net sales	$10,383	$10,074	$9,170	$9,240	$8,803
Operating income	605	848	728	723	761
Income before income taxes	507	804	676	667	734
Net income attributable to controlling interest	427	567	457	468	486

Financial Position
Current assets excluding cash	3,245	2,914	2,705	2,607	2,582
Property, plant and equipment, net	1,973	1,658	1,437	1,390	1,336
Intangible assets (primarily goodwill)	1,854	2,083	1,794	1,661	1,687
Non-interest bearing liabilities	3,039	2,765	2,518	2,400	2,364
Capital employed	4,549	4,240	3,670	3,504	3,489
Net debt (cash)	379	313	202	62	(511)
Total equity	4,169	3,926	3,468	3,442	4,000
Total assets	8,550	8,234	7,526	7,443	6,983
Long-term debt	1,322	1,324	1,499	1,521	279

Share data
Earnings per share (US$) – basic	4.88	6.43	5.18	5.08	5.09
Earnings per share (US$) – assuming dilution	4.87	6.42	5.17	5.06	5.07
Total parent shareholders’ equity per share (US$)	46.38	41.69	39.22	38.64	42.17
Cash dividends paid per share (US$)	2.38	2.30	2.22	2.12	2.00
Cash dividends declared per share (US$)	2.40	2.32	2.24	2.14	2.02
Share repurchases	157	-	104	616	148
Number of shares outstanding (million)2)	87.0	88.2	88.1	88.7	94.4

Ratios
Gross margin (%)	20.7	20.4	20.1	19.5	19.4
Operating margin (%)	5.8	8.4	7.9	7.8	8.6
Pretax margin (%)	4.9	8.0	7.4	7.2	8.3
Return on capital employed (%)	13	20	20	21	22
Return on total equity (%)	7	15	14	12	13
Total equity ratio (%)	49	48	46	46	57
Net debt to capitalization (%)	8	7	6	2	n/a
Days receivables outstanding	74	74	73	71	70
Days inventory outstanding	33	33	33	32	31

Other data
Airbag sales[3], 5)	5,342	5,256	5,036	5,019	4,822
Seatbelt sales5)	2,794	2,665	2,599	2,800	2,773
Restraint control and sensing sales5)	997	1,031	923	932	863
Active safety sales	777	739	611	489	345
Brake systems sales	473	383	-	-	-
Net cash provided by operating activities	936	868	751	713	838
Capital expenditures, net	570	499	450	453	379
Net cash used in investing activities	(697)	(726)	(591)	(453)	(377)
Net cash provided by (used in) financing activities	(566)	(200)	(319)	226	(318)
Number of employees, December 31	63,000	61,500	54,600	50,800	46,900

1) Costs in 2017, 2016, 2015, 2014 and 2013 for capacity alignments, antitrust matters, separation of our business segments (2017) and goodwill impairment (2017) reduced operating income by (millions) $287, $37, $166, $120 and $47 and net income by (millions) $245, $29, $131, $80 and $33, respectively. This corresponds to 2.8%, 0.4%, 1.8%, 1.3% and 0.6% on operating margins and 2.4%, 0.3%, 1.4%, 0.9% and 0.4% on net margins, respectively. The impact on EPS was $1.71, $0.33, $1.48, $0.87 and $0.34 while return on total equity was reduced by 5.8%, 0.7%, 1.7%, 1.9% and 0.8%, respectively for the same five year period. 2) At year end, excluding dilution and net of treasury shares. 3) Including steering wheels, inflators and initiators. 4) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 5) Including Corporate and other.